Exhibit 3.13

CERTIFICATE OF ELIMINATION

of

SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

of

FORESTAR GROUP INC.

Pursuant to Section 151(g) of the

Delaware General Corporation Law

Forestar Group Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

First:  Pursuant to the authority expressly vested in the Board of Directors by the Certificate of Incorporation of the Company, as amended and as effective as of the date hereof (the “Certificate of Incorporation”), the Board of Directors of the Company previously adopted resolutions creating and authorizing the following series of preferred stock:  200,000 shares of Series B Junior Participating Preferred Stock (the “Series B Preferred Stock”), subject to the Certificate of Designation, Preferences and Rights of Series B Junior Participating Preferred Stock (the “Series B Certificate of Designation”), as filed with the Delaware Secretary of State on January 5, 2017.

Second:  None of the authorized shares of the Series B Preferred Stock are outstanding and none will be issued subject to the Series B Certificate of Designation.

Third:  Pursuant to the authority conferred upon the Board of Directors of the Company pursuant to the Certificate of Incorporation, the Board of Directors adopted resolutions on October 5, 2017, approving the elimination of the Series B Preferred Stock as set forth herein:

“RESOLVED, that none of the authorized shares of the Series B Preferred Stock are outstanding and none will be issued subject to the Series B Certificate of Designation; and be it further

RESOLVED, that, upon filing the Certificate of Elimination with the Secretary of State of the State of Delaware, all matters set forth in the Series B Certificate of Designation shall be eliminated from the Certificate of Incorporation with respect to the Series B Preferred Stock; and be it further

RESOLVED, that each officer of the Company (each, an “Authorized Officer” and collectively, the “Authorized Officers”) is hereby authorized and directed, in the name and on behalf of the Company, to prepare, execute, and deliver to the Secretary of State of the State of Delaware the Certificate of Elimination as required by the DGCL in order to effect the cancellation and elimination of the Series B Preferred Stock, and any and all additional documents required to be filed therewith.”

Fourth:  In accordance with Section 151(g) of the DGCL, the Certificate of Incorporation as effective immediately prior to the filing of this Certificate of Elimination, is hereby amended to eliminate all references to the Series B Preferred Stock.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be acknowledged as true in its corporate name under the penalties of perjury and executed by its duly authorized officer this 5th day of October, 2017.

By:	/s/ Phillip J. Weber
Name: Phillip J. Weber
Title: Chief Executive Officer